EXHIBIT 99.1

STRATA Skin Sciences Announces New Recurring Revenue Direct Distribution Contract
with JMEC Co., Ltd. in Japan
Company expanding global presence and introducing recurring business model in Japan

Horsham, PA, September 14, 2020 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. (“STRATA”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced the signing of a new direct distribution contract with JMEC Co., Ltd. which now provides for a combination of direct recurring revenue from placements and direct capital sales in Japan.

Contract Highlights:

•	Strengthens the STRATA XTRAC® and VTRAC® brand value proposition in Japan to expand the installed base of over 300 devices in-country

•	Takes advantage of STRATA’s strong balance sheet to support the unique recurring revenue business model, now in Japan

•	Leverages the over 15-year relationship with JMEC, a preeminent medical device distributor active in Japan since 1995, distributing and providing support for STRATA Excimer devices since 2005

•	The treatment by 308nm Excimer is covered by Japan’s national health insurance with reimbursement rates of $33 per procedure

•	Provides a strategy to target the over 12,000 dermatologists in Japan with an enhanced and unique business proposition never before seen in the Japanese clinical dermatology market

•	STRATA expects to see the impact of the recurring revenue business model in Japan as early as the end of 2020

Hiroyuki Nishimura, President of JMEC, stated, “We are extremely proud of our long standing relationship with XTRAC and STRATA, having represented the XTRAC and VTRAC product lines in Japan for over 15 years, and are excited over entering into this new phase of our partnership where we can bring the recurring revenue model to the Japanese market and achieve a win-win-win relationship for our physicians, STRATA and JMEC.”

“We are very pleased to continue to expand globally by bringing our unique business model to Japan with our strategic partner JMEC Co., Ltd. This is the second country into which we have brought our unique U.S. recurring revenue based model and it represents a tremendous opportunity as we leverage our strong balance sheet with JMEC’s in-country distribution network,” said Dr. Dolev Rafaeli, President and Chief Executive Officer of STRATA. “We look forward to driving market share gains as well as seeing our proven business growth engine validated in a new market.”

About JMEC
JMEC Co., Ltd. is one of Japan’s leading distributors of medical devices in dermatology, aesthetics, and other medical markets.  JMEC Co., Ltd. has been a distributor of the XTRAC excimer laser and VTRAC excimer lamp in partnership with STRATA Skin Sciences (and its predecessor) for over 15years. The JMEC platform, in combination with the know how generated by STRATA in the U.S., will enable an efficient deployment of the business model into existing and new dermatology clinics.

The Japanese dermatology market comprises over 12,000 physicians. XTRAC and VTRAC have been sold and are used by over 300 hospitals and private practice clinics.

Japan’s vitiligo and psoriasis patient population is approximately 0.7 million. The treatment by 308nm Excimer is covered by the national health insurance with reimbursement rates of $33 per procedure.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC excimer laser and VTRAC lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases, which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 789 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to generate the growth in its core business, develop and grow an international recurring business model, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the corona virus and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:

Matthew Hill, Chief Financial Officer	Chuck Padala, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-627-8390
ir@strataskin.com	chuck@lifesciadvisors.com